EXHIBIT 99.1

CONTACT:	ICR, Inc. Rachel Schacter/Allison Malkin 203-682-8200

FINAL

MOVADO GROUP, INC. ANNOUNCES SECOND QUARTER RESULTS
~ Second Quarter Revenue of $144.1 million ~

~ Operating Income of $12.9 million Compared to $8.3 million in Prior Year;
Adjusted Operating Income of $14.6 million Compared to $12.9 million in Prior Year ~

~ Raises Outlook to Reflect First Half Results and the Expected Acquisition of MVMT ~

Paramus, NJ – August 29, 2018 -- Movado Group, Inc. (NYSE: MOV) today announced second quarter and six-month results for the period ended July 31, 2018.

—	Net sales increased 11.9% to $144.1 million, or 10.5% on a constant dollar basis
—	Operating income of $12.9 million versus $8.3 million in the prior year period; Adjusted operating income of $14.6 million versus $12.9 million in the prior year
—	Diluted EPS of $0.39; Adjusted diluted EPS of $0.45 compared to $0.43 in prior year period

Efraim Grinberg, Chairman and Chief Executive Officer, stated, “We are pleased to report another strong quarter with double-digit increases in both sales and operating income combined with significant progress against the priorities we set at the start of the year. Sales growth had notable strength internationally in Europe and Latin America, as our uniquely designed timepieces and sought-after brands continue to resonate with consumers around the world. Olivia Burton, which we acquired last July, continues to perform very well, and we are extremely excited about the upcoming addition of another brand that connects with millennials, the direct-to-consumer brand, MVMT. We have an exciting product pipeline for the second half of the year and believe we are well positioned to capitalize on the upcoming holiday season. Our balance sheet remains strong with $175.6 million of cash and no debt before the MVMT acquisition, which is expected to close on or about October 1, 2018. Given the strong results we’ve seen year-to-date and the pending acquisition of MVMT, we are raising our annual outlook.”

During the second quarter fiscal 2019, the Company recorded a $0.7 million pre-tax charge, with a related tax benefit of $0.1 million, or $0.02 per diluted share, in association with the previously-announced amortization of acquired intangible assets related to the Olivia Burton brand. The Company also recorded a $1.0 million pre-tax charge, with a related tax benefit of $0.2 million, or $0.04 per diluted share, associated with professional fees in conjunction with the previously announced MVMT acquisition. In the first quarter of fiscal 2019, the Company recorded a $0.8 million pre-tax expense, with a related tax benefit of $0.1 million, or $0.02 per diluted share, in association with the amortization of acquired intangible assets related to the Olivia Burton brand. During the second quarter of fiscal 2018, the Company recorded a $4.5 million pre-tax charge, with a related tax benefit of $0.1 million, or $0.19 per diluted share, in conjunction with the acquisition of the Olivia Burton brand and a $0.1 million pre-tax charge, related to cost savings initiatives. In the first quarter of fiscal 2018, the Company recorded a $6.3 million pre-tax charge, with a related tax benefit of $1.9 million, or $0.19 per diluted share, related to its cost savings initiatives.

Second Quarter Fiscal 2019 (See attached table for GAAP and Non-GAAP measures)
—
Net sales increased 11.9% to $144.1 million compared to $128.8 million in the second quarter of fiscal 2018. Net sales in the second quarter of fiscal 2019 were unfavorably impacted by $1.1 million due to the adoption of ASC 606, which increased the markdown and return allowances that would have historically been recorded this period. Net sales on a constant dollar basis increased 10.5% compared to net sales in the second quarter of fiscal 2018.

—
Gross profit was $77.8 million, or 54.0% of sales, compared to $66.1 million, or 51.3% of sales, in the second quarter last year. Adjusted gross profit for the second quarter fiscal 2018 was $66.4 million, or 51.6% of sales, which excludes $0.3 million of amortization of acquisition accounting adjustments related to the Olivia Burton brand. The increase in gross margin percentage was primarily the result of changes in channel and product mix, favorable changes in foreign currency exchange rates and increased leverage on fixed costs due to increased sales.

—
Operating expenses were $65.0 million compared to $57.8 million in the prior year period. Adjusted operating expenses for the second quarter of fiscal 2019 were $63.2 million, which excludes $0.7 million of expenses associated with the amortization of acquired intangible assets related to the Olivia Burton brand and $1.0 million of expenses related to professional fees in conjunction with the expected MVMT acquisition.  Adjusted operating expenses for the second quarter of fiscal 2018 were $53.5 million, which excludes $4.2 million of expenses and amortization related to the acquisition of the Olivia Burton brand and $0.1 million of expenses related to the cost savings initiatives. This increase in adjusted operating expenses was primarily due to increased marketing investment, fluctuations in foreign currency exchange rates and higher distribution and selling costs resulting from increased net sales.

—
Operating income was $12.9 million compared to operating income of $8.3 million in the second quarter of fiscal 2018. For the second quarter of fiscal 2019, adjusted operating income was $14.6 million, which excludes $0.7 million of pre-tax expenses associated with the amortization of acquired intangible assets related to the Olivia Burton brand and $1.0 million of expenses related to professional fees in conjunction with the expected MVMT acquisition. For the second quarter of fiscal 2018, adjusted operating income was $12.9 million, which excludes $4.5 million of pre-tax expenses and amortization related to the acquisition of the Olivia Burton brand and $0.1 million of expenses related to the cost savings initiatives.

—
The Company recorded a tax provision of $3.6 million, which equates to an effective tax rate of 28.3% compared to a tax provision of $2.6 million, or an effective tax rate of 32.0%, in the second quarter of fiscal 2018. For the second quarter of fiscal 2019, the Company recorded an adjusted tax provision of $3.9 million or an adjusted tax rate of 27.1% compared to an adjusted tax provision of $2.7 million or an adjusted tax rate of 21.5% in the second quarter of fiscal 2018.

—
Net income was $9.1 million, or $0.39 per diluted share, compared to $5.5 million, or $0.24 per diluted share, in the second quarter of fiscal 2018. Adjusted net income in the second quarter of fiscal 2019 was $10.6 million, or $0.45 per diluted share, which excludes $0.6 million of amortization expense, net of $0.1 million of tax, related to the acquisition of the Olivia Burton brand, and $0.8 million associated with professional fees in conjunction with the expected MVMT acquisition, net of $0.2 million of tax. Adjusted net income in the second quarter of fiscal 2018 was $9.9 million, or $0.43 per diluted share, which excludes $4.4 million of expenses and amortization, net of $0.1 million of tax, related to the acquisition of the Olivia Burton brand, and $0.1 million associated with the cost savings initiatives.

First Half Fiscal 2019 (See attached table for GAAP and Non-GAAP measures)
—
Net sales were $271.2 million compared to $228.0 million in the first six months of fiscal 2018, an increase of 18.9%. Net sales in the fiscal 2019 period were favorably impacted by $1.1 million due to the adoption of ASC 606, which decreased the markdown and return allowances that would have historically been recorded this period. Net sales on a constant dollar basis increased 15.6% compared to net sales in the first six months of fiscal 2018.

—
Gross profit was $145.4 million, or 53.6% of sales, compared to $115.3 million, or 50.5% of sales in the same period last year. Adjusted gross profit for the first six months of fiscal 2018, which excludes $0.3 million of amortization of acquisition accounting adjustments related to the Olivia Burton brand and $1.4 million in charges related to the cost savings initiatives, was $116.9 million, or 51.3% of sales. The increase in adjusted gross margin from the first half of last year was primarily the result of changes in channel and product mix, favorable changes in foreign currency exchange rates and increased leverage on fixed costs due to increased sales.

—
Operating expenses were $124.4 million as compared to $110.6 million in the first six months of last fiscal year. For the first six months of fiscal 2019, adjusted operating expenses were $121.9 million, which excludes $1.5 million of amortization expense related to the acquisition of the Olivia Burton brand and $1.0 million of expenses related to professional fees in conjunction with the expected MVMT acquisition. For the first six months of fiscal 2018, adjusted operating expenses were $101.3 million, which excludes $4.2 million of expenses and amortization related to the acquisition of the Olivia Burton brand and $5.0 million of expenses related to the cost savings initiatives. The increase in adjusted operating expenses was primarily the result of increased marketing investment, fluctuations in foreign currency exchange rates and higher distribution and selling costs resulting from increased net sales.

—
Operating income was $21.0 million compared to operating income of $4.7 million in the first six months of fiscal 2018. Adjusted operating income for the first half of fiscal 2019, which excludes $1.5 million of amortization expense related to the acquisition of the Olivia Burton brand and $1.0 million of expenses related to professional fees in conjunction with the expected MVMT acquisition, was

$23.5 million compared to adjusted operating income of $15.6 million for the first half of fiscal 2018, which excludes $4.5 million of expenses and amortization related to the acquisition of the Olivia Burton brand and $6.4 million of expenses related to the cost savings initiatives.

—
The Company recorded a tax provision in the first six months of fiscal 2019 of $3.5 million as compared to a tax provision of $2.9 million in the first six months of last year. Based upon adjusted pre-tax income, the adjusted tax provision was $3.9 million in the first half of fiscal 2019 compared to an adjusted tax provision of $4.9 million in the first half of fiscal 2018.

—
Net income was $17.3 million, or $0.73 per diluted share, compared to $1.3 million, or $0.06 per diluted share, in the first six months of fiscal 2018.  For the first half of fiscal 2019, adjusted net income was $19.3 million, or $0.82 per diluted share, which excludes $1.2 million in amortization expense, net of tax, related to the acquisition of the Olivia Burton brand and $0.8 million, net of tax, related to professional fees in conjunction with the expected MVMT acquisition. This compares to adjusted net income for the first six months of fiscal 2018 of $10.2 million, or $0.44 per diluted share, which excludes $4.4 million in expenses and amortization, net of tax, related to the acquisition of the Olivia Burton brand and $4.5 million, net of tax, related to the cost savings initiatives.

MVMT Acquisition
On August 15, 2018, the Company announced that it entered into a definitive agreement to acquire MVMT Watches Inc, the owner of MVMT. MVMT is a fast-growing watch and accessory brand headquartered in Los Angeles and has built an engaged social media community with over 4.5 million followers on Facebook and Instagram. The Company believes the MVMT acquisition adds a premier digital brand that complements its existing portfolio as well as a strong creative and digital team. The integration into Movado Group’s infrastructure and systems, which the Company believes should be completed in fiscal 2020, will allow MVMT to expand globally and into select wholesale channels allowing for continued omni channel development. The combination will allow for important synergies in supply chain, logistics and fulfilment to help enable MVMT’s long-term operating growth. This acquisition is a key element of Movado Group’s digital strategy, which has been progressing over the past year.

Updated Fiscal 2019 Outlook
The Company is updating its outlook for fiscal 2019 to reflect the performance of the first half of the year and, assuming the acquisition closes on October 1, 2018, the addition of four months of the MVMT brand in the Company’s operations, excluding transaction-related costs and the amortization of acquisition accounting adjustments relating to the acquisition of Olivia Burton and the expected acquisition of MVMT. For fiscal 2019, the Company now anticipates that net sales will be in the range of $660.0 million to $675.0 million and operating income will be approximately $75.0 million to $77.0 million. The Company anticipates net income in fiscal 2019 to be approximately $58.0 million to $59.7 million, or $2.45 to $2.55 per diluted share, reflecting a 22.0% anticipated effective tax rate. The Company's outlook assumes no further significant fluctuations from prevailing foreign currency exchange rates.

Quarterly Dividend and Share Repurchase Program
The Company announced that on August 29, 2018, the Board of Directors approved the payment on September 25, 2018 of a cash dividend in the amount of $0.20 for each share of the Company’s outstanding common stock and class A common stock held by shareholders of record as of the close of business on September 11, 2018.

During the second quarter of fiscal 2019, the Company repurchased 21,900 shares under its share repurchase program. As of July 31, 2018, the Company had $46.0 million remaining under the $50.0 million share repurchase authorization.

Conference Call
The Company’s management will host a conference call and audio webcast to discuss its results today, August 29, 2018 at 9:00 a.m. Eastern Time.  The conference call may be accessed by dialing (888)-204-4368.  Additionally, a live webcast of the call can be accessed at www.movadogroup.com.  The webcast will be archived on the Company’s website approximately one hour after the conclusion of the call.  Additionally, a telephonic re-play of the call will be available at 12:00 p.m. ET on August 29, 2018 until 11:59 p.m. ET on September 5, 2018 and can be accessed by dialing (844) 512-2921 and entering replay pin number 5255093.

Movado Group, Inc. designs, sources, and distributes MOVADO®, OLIVIA BURTON®, EBEL®, CONCORD®, COACH®, TOMMY HILFIGER®, HUGO BOSS®, LACOSTE®, SCUDERIA FERRARI®, REBECCA MINKOFF® and URI MINKOFF® watches worldwide, and operates Movado company stores in the United States.

In this release, the Company presents certain financial measures that are not calculated according to generally accepted accounting principles in the United States (“GAAP”). Specifically, the Company is presenting adjusted gross profit, adjusted gross margin, adjusted operating expenses and adjusted operating income, which are gross profit, gross margin, operating expenses and operating income, respectively, under GAAP, adjusted to eliminate the expenses and amortization of acquisition accounting adjustments related to the Olivia Burton brand acquisition, professional fees related to the expected acquisition of MVMT and charges for the Company’s cost savings initiatives. The Company is also presenting adjusted tax provision, which is the tax provision under GAAP, adjusted to eliminate the impact of charges for the Olivia Burton brand acquisition, the expected MVMT acquisition and the Company’s cost savings initiatives. The Company believes these adjusted measures are useful because they give investors information about the Company’s financial performance without the effect of certain items that the Company believes are not characteristic of its usual operations. The Company is also presenting adjusted net income, adjusted earnings per share and adjusted effective tax rate, which are net income, earnings per share and effective tax rate, respectively, under GAAP, adjusted to eliminate the after-tax impact of amortization of acquisition accounting adjustments related to the Olivia Burton brand acquisition, the MVMT acquisition and the Company’s cost savings initiatives. The Company believes that adjusted net income, adjusted earnings per share and adjusted effective tax rate are useful measures of performance because they give investors information about the Company’s financial performance without the effect of certain items that the Company believes are not characteristic of its usual operations. Additionally, the Company is presenting constant currency information to provide a framework to assess how its business performed excluding the effects of foreign currency exchange rate fluctuations in the current period. Comparisons of financial results on a constant dollar basis are calculated by translating each foreign currency at the same US dollar exchange rate as in effect for the prior-year period for both periods being compared. The Company believes this information is useful to investors to facilitate comparisons of operating results. These non-GAAP financial measures are designed to complement the GAAP financial information presented in this release. The non-GAAP financial measures presented should not be considered in isolation from or as a substitute for the comparable GAAP financial measures, and the methods of their calculation may differ substantially from similarly titled measures used by other companies.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as “expects,” “anticipates,” “believes,” “targets,” “goals,” “projects,” “intends,” “plans,” “seeks,” “estimates,” “may,” “will,” “should” and variations of such words and similar expressions. Similarly, statements in this press release that describe the Company's business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements and levels of future dividends to differ materially from those expressed in, or implied by, these statements. These risks and uncertainties may include, but are not limited to the satisfaction of the conditions to closing set forth in the MVMT acquisition agreement, general economic and business conditions which may impact disposable income of consumers in the United States and the other significant markets (including Europe) where the Company’s products are sold, uncertainty regarding such economic and business conditions, trends in consumer debt levels and bad debt write-offs, general uncertainty related to possible terrorist attacks, natural disasters, the stability of the European Union (including the impact of the United Kingdom’s process to exit from the European Union) and defaults on or downgrades of sovereign debt and the impact of any of those events on consumer spending, changes in consumer preferences and popularity of particular designs, new product development and introduction, decrease in mall traffic and increase in e-commerce, the ability of the Company to successfully implement its business strategies, competitive products and pricing, the impact of “smart” watches and other wearable tech products on the traditional watch market, seasonality, availability of alternative sources of supply in the case of the loss of any significant supplier or any supplier’s inability to fulfill the Company’s orders, the loss of or curtailed sales to significant customers, the Company’s dependence on key employees and officers, the ability to successfully integrate the operations of acquired businesses (including Olivia Burton and MVMT) without disruption to other business activities, the possible impairment of acquired intangible assets including goodwill if the carrying value of any reporting unit were to exceed its fair value, the continuation of the company’s major warehouse and distribution centers, the continuation of licensing arrangements with third parties, losses possible from pending or future litigation, the ability to secure and protect trademarks, patents and other intellectual property rights, the ability to lease new stores on suitable terms in desired markets and to complete construction on a timely basis, the ability of the Company to successfully manage its expenses on a continuing basis, information systems failure or breaches of network security, the continued availability to the Company of financing and credit on favorable terms, business disruptions,  general risks associated with doing business outside the United States including, without limitation, import duties, tariffs, quotas, political and economic stability, changes to existing laws or regulations, and success of hedging strategies with respect to currency exchange rate fluctuations, and the other factors discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. These statements reflect the Company's current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated with the passage of time. The Company assumes no duty to update its forward looking statements and this release shall not be construed to indicate the assumption by the Company of any duty to update its outlook in the future.

(Tables to follow)

MOVADO GROUP, INC. CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data) (Unaudited)

	Three Months Ended July 31,		Six Months Ended July 31,

	2018	2017	2018	2017

Net sales	$144,093	$128,781	$271,242	$228,046

Cost of sales	66,259	62,655	125,884	112,783

Gross profit	77,834	66,126	145,358	115,263

Operating expenses	64,974	57,809	124,359	110,594

Operating income	12,860	8,317	20,999	4,669

Interest expense	(162)	(390)	(384)	(746)
Interest income	57	129	114	251

Income before income taxes	12,755	8,056	20,729	4,174

Provision for income taxes	3,615	2,574	3,474	2,851

Net income attributed to Movado Group, Inc.	9,140	5,482	17,255	1,323

Per Share Information:
Net income attributed to Movado Group, Inc.	$0.39	$0.24	$0.73	$0.06

Weighted diluted average shares outstanding	23,712	23,218	23,585	23,253

MOVADO GROUP, INC.
GAAP AND NON-GAAP MEASURES
(In thousands, except for percentage data)
(Unaudited)

	As Reported			% Change
	Three Months Ended		% Change	Constant
	July 31,		As Reported	Dollar

	2018	2017

Total Net sales	$144,093	$128,781	11.9%	10.5%

	As Reported			% Change
	Six Months Ended		% Change	Constant
	July 31,		As Reported	Dollar

	2018	2017

Total Net sales	$271,242	$228,046	18.9%	15.6%

MOVADO GROUP, INC. GAAP AND NON-GAAP MEASURES (In thousands, except per share data) (Unaudited)

	Net Sales	Gross Profit	Operating Income	Pre-tax Income	Provision for Income Taxes	Net Income Attributed to Movado Group, Inc.	EPS
Three Months Ended July 31, 2018
As Reported (GAAP)	$144,093	$77,834	$12,860	$12,755	$3,615	$9,140	$0.39
Olivia Burton Costs (1)			719	719	137	582	0.02
MVMT Costs (2)			1,020	1,020	174	846	0.04
Adjusted Results (Non-GAAP)	$144,093	$77,834	$14,599	$14,494	$3,926	$10,568	$0.45

Three Months Ended July 31, 2017
As Reported (GAAP)	$128,781	$66,126	$8,317	$8,056	$2,574	$5,482	$0.24
Olivia Burton Costs (1)		279	4,515	4,515	124	4,391	0.19
Cost Savings Initiatives (3)			85	85	19	66	0.00
Adjusted Results (Non-GAAP)	$128,781	$66,405	$12,917	$12,656	$2,717	$9,939	$0.43

Six Months Ended July 31, 2018
As Reported (GAAP)	$271,242	$145,358	$20,999	$20,729	$3,474	$17,255	$0.73
Olivia Burton Costs (1)			1,486	1,486	282	1,204	0.05
MVMT Costs (2)			1,020	1,020	174	846	0.04
Adjusted Results (Non-GAAP)	$271,242	$145,358	$23,505	$23,235	$3,930	$19,305	$0.82

Six Months Ended July 31, 2017
As Reported (GAAP)	$228,046	$115,263	$4,669	$4,174	$2,851	$1,323	$0.06
Olivia Burton Costs (1)		279	4,515	4,515	124	4,391	0.19
Cost Savings Initiatives (3)		1,402	6,419	6,419	1,936	4,483	0.19
Adjusted Results (Non-GAAP)	$228,046	$116,944	$15,603	$15,108	$4,911	$10,197	$0.44

(1)
FY 2019 expense relates to the amortization of certain acquired finite lived assets for the Olivia Burton brand. FY 2018 expense includes the aforementioned amortization expenses as well as transaction charges, and the amortization of certain accounting adjustments associated with the acquisition of the Olivia Burton brand.

(2)	Related to costs associated with the acquisition of MVMT brand.
(3)	Related to a charge for severance and payroll related, other expenses and occupancy expenses.

MOVADO GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	July 31,	January 31,	July 31,
	2018	2018	2017
ASSETS

Cash and cash equivalents	$175,583	$214,811	$162,417
Trade receivables, net	83,818	83,098	81,513
Inventories	171,417	151,676	176,967
Other current assets	37,852	32,015	31,825
Total current assets	468,670	481,600	452,722

Property, plant and equipment, net	24,533	24,671	31,412
Deferred and non-current income taxes	8,074	6,443	24,924
Goodwill	55,744	60,269	56,116
Other intangibles, net	19,976	23,124	23,184
Other non-current assets	50,251	49,273	45,715
Total assets	$627,248	$645,380	$634,073

LIABILITIES AND EQUITY

Loans payable to bank, current	$-	$25,000	$5,000
Accounts payable	34,578	24,364	35,174
Accrued liabilities	50,054	47,943	44,192
Income taxes payable	5,996	2,989	1,730
Total current liabilities	90,628	100,296	86,096

Loans payable to bank	-	-	25,000
Deferred and non-current income taxes payable	29,718	33,063	7,759
Other non-current liabilities	43,548	41,686	37,060
Shareholders' equity	463,354	470,335	478,158
Total liabilities and equity	$627,248	$645,380	$634,073

MOVADO GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended July 31,

	2018	2017
Cash flows from operating activities:
Net income	$17,255	$1,323
Depreciation and amortization	6,495	6,009
Other non-cash adjustments	1,860	2,884
Cost savings initiatives	-	6,419
Changes in working capital	(22,063)	(26,355)
Changes in non-current assets and liabilities	584	(302)
Net cash provided by / (used in) operating activities	4,131	(10,022)

Cash flows from investing activities:
Capital expenditures	(5,060)	(2,005)
Acquisition, net of cash acquired	-	(78,991)
Restricted cash deposits	-	1,018
Trademarks and other intangibles	(217)	(463)
Net cash (used in) investing activities	(5,277)	(80,441)

Cash flows from financing activities:
Repayments of bank borrowings	(25,000)	-
Dividends paid	(9,229)	(5,967)
Stock repurchase	(2,057)	(1,655)
Other financing	4,825	(733)
Net cash (used in) financing activities	(31,461)	(8,355)

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(6,621)	4,956
Net change in cash, cash equivalents, and restricted cash	(39,228)	(93,862)
Cash, cash equivalents, and restricted cash at beginning of period	215,411	256,879

Cash, cash equivalents, restricted cash at end of period	$176,183	$163,017

Reconciliation of cash, cash equivalents, and restricted cash:
Cash and cash equivalents	175,583	162,417
Restricted cash included in other non-current assets	600	600
Cash, cash equivalents, and restricted cash	$176,183	$163,017